Exhibit 99.1

For Immediate Release

Eric Loughmiller

Executive Vice President and Chief Financial Officer

(317) 249-4254

eric.loughmiller@karauctionservices.com

KAR Auction Services, Inc. Reports First Quarter 2010 Results

Carmel, IN, May 5, 2010 — KAR Auction Services, Inc. (NYSE: KAR), today reported financial results for the period ended March 31, 2010. For the first quarter of 2010, the company reported revenue of $458.4 million as compared with first quarter 2009 revenue of $442.5 million, an increase of 4%. Adjusted EBITDA for the first quarter of 2010 was $120.1 million as compared with first quarter 2009 Adjusted EBITDA of $97.1 million, an increase of 24%. Net income for the first quarter of 2010 was $8.1 million, or $0.06 per share, as compared with a net loss of $3.5 million, or $0.03 per share, in the first quarter of 2009. As shown in the attached reconciliation table, adjusted net income per share for the first quarter of 2010 was $0.29 versus adjusted net income per share of $0.09 for the first quarter of 2009.

2010 Outlook

KAR Auction Services, Inc. expects Adjusted EBITDA, net income per share and adjusted net income per share to be at the top end of its previously issued guidance of achieving Adjusted EBITDA of $458 million - $465 million, net income per share of $0.40 - $0.45 and adjusted net income per share of $0.90 - $0.95. Adjusted net income per share represents GAAP net income per share excluding excess depreciation and amortization resulting from the buyout and acquisition, stock-based compensation and the loss on extinguishment of debt, net of taxes.

Earnings Conference Call Information

KAR Auction Services, Inc. will be hosting an earnings conference call and webcast on Thursday, May 6th, 2010 at 11:00 am EDT (10:00 am CDT). The call will be hosted by KAR Auction Services, Inc.’s Chief Executive Officer, Jim Hallett and Executive Vice President and Chief Financial Officer, Eric Loughmiller. The conference call may be accessed by calling 1-800-768-6490 and entering participant passcode 9545229, while the live web cast will be available at the investor relations section of www.karauctionservices.com.

A replay of the call will be available for one month via telephone starting approximately 30 minutes after the completion of the call. The replay may be accessed by calling 1-719-457-0820 and entering pass code 9545229. The archive of the web cast will also be available following the call and will be available at the investor relations section of www.karauctionservices.com for a limited time.

About KAR Auction Services, Inc.

KAR Auction Services, Inc. (NYSE: KAR) is the holding company for ADESA, Inc., a leading provider of wholesale used vehicle auctions whose operations span North America with 62 used vehicle sites, Insurance Auto Auctions, Inc., a leading salvage auto auction company whose operations span North America with 154 sites and Automotive Finance Corporation, a leading provider of floorplan financing to independent and franchised used vehicle dealers with 88 sites across North America. For further information on KAR Auction Services, Inc., ADESA, Inc., Insurance Auto Auctions, Inc. or Automotive Finance Corporation (AFC), visit the company’s Web site at www.karauctionservices.com.

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KAR Auction Services, Inc.

Condensed Consolidated Statements of Operations

(In millions) (Unaudited)

	Three Months Ended March 31,
	2010	2009
Operating revenues
ADESA Auction Services	$273.6	$288.3
IAAI Salvage Services	158.8	138.0
AFC	26.0	16.2

Total operating revenues	458.4	442.5

Operating expenses
Cost of services (exclusive of depreciation and amortization)	256.0	268.9
Selling, general and administrative	95.0	85.8
Depreciation and amortization	43.3	46.0

Total operating expenses	394.3	400.7

Operating profit	64.1	41.8

Interest expense	34.9	46.6
Other (income) expense, net	(2.9)	1.7
Loss on extinguishment of debt	25.3	—

Income(loss) before income taxes	6.8	(6.5)

Income taxes	(1.3)	(3.0)

Net income (loss)	$8.1	$(3.5)

Net income (loss) per share – basic and diluted	$0.06	$(0.03)

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KAR Auction Services, Inc.

Condensed Consolidated Balance Sheets

(In millions) (Unaudited)

	March 31, 2010	December 31, 2009
Cash and cash equivalents	$228.0	$363.9
Restricted cash	10.1	9.3
Trade receivables, net of allowances	382.2	250.4
Finance receivables, net of allowances	111.5	150.3
Finance receivables securitized, net of allowances	526.6	—
Retained interests in finance receivables sold	—	89.8
Other current assets	92.7	78.2

Total current assets	1,351.1	941.9

Goodwill	1,529.2	1,528.1
Customer relationships, net of accumulated amortization	739.8	753.3
Intangible and other assets	330.3	344.8
Property and equipment, net of accumulated depreciation	679.1	683.2

Total assets	$4,629.5	$4,251.3

Current liabilities, excluding current maturities of debt and obligations collateralized by finance receivables	$597.3	$416.8
Obligations collateralized by finance receivables	433.9	—
Current maturities of debt	—	225.6

Total current liabilities	1,031.2	642.4

Long-term debt	2,019.0	2,047.3
Other non-current liabilities	419.7	420.1
Stockholders’ equity	1,159.6	1,141.5

Total liabilities and stockholders’ equity	$4,629.5	$4,251.3

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KAR Auction Services, Inc.

EBITDA and Adjusted EBITDA per the Credit Agreement Measures

EBITDA and Adjusted EBITDA per the Credit Agreement Measures

EBITDA and Adjusted EBITDA per the Credit Agreement, as presented herein, are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as substitutes for net income (loss) or any other performance measures derived in accordance with GAAP or as substitutes for cash flow from operating activities as measures of our liquidity.

EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. We calculate Adjusted EBITDA per the Credit Agreement by adjusting EBITDA for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA per the Credit Agreement is appropriate to provide additional information to investors about one of the principal internal measures of performance used by them. Management uses the Adjusted EBITDA per the Credit Agreement measure, excluding any pro forma adjustments, to evaluate our performance and to evaluate results relative to incentive compensation targets. This measure is also used by our creditors in assessing debt covenant compliance and management believes its inclusion is appropriate to provide additional information to investors about certain covenants required pursuant to our senior secured credit facility and the notes. EBITDA and Adjusted EBITDA per the Credit Agreement have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of the results as reported under GAAP. These measures may not be comparable to similarly titled measures reported by other companies.

The following tables reconcile EBITDA and Adjusted EBITDA per the Credit Agreement to net income (loss) for the periods presented:

	Three Months Ended March 31, 2010
(Dollars in millions), (Unaudited)	ADESA	IAAI	AFC	Corporate	Consolidated

Net income (loss)	$22.8	$11.8	$5.8	$(32.3)	$8.1
Add back:
Income taxes	9.8	8.5	4.5	(24.1)	(1.3)
Interest expense, net of interest income	0.2	0.5	1.4	32.8	34.9
Depreciation and amortization	22.1	14.8	6.2	0.2	43.3
Intercompany	10.9	9.5	(2.2)	(18.2)	—

EBITDA	65.8	45.1	15.7	(41.6)	85.0
Adjustments	4.0	3.7	2.0	25.4	35.1

Adjusted EBITDA per the Credit Agreement	$69.8	$48.8	$17.7	$(16.2)	$120.1

	Three Months Ended March 31, 2009
(Dollars in millions), (Unaudited)	ADESA	IAAI	AFC	Corporate	Consolidated

Net income (loss)	$20.7	$3.1	$0.6	$(27.9)	$(3.5)
Add back:
Income taxes	13.8	2.3	0.4	(19.5)	(3.0)
Interest expense, net of interest income	—	0.3	—	46.1	46.4
Depreciation and amortization	24.3	15.1	6.2	0.4	46.0
Intercompany	8.3	10.3	(1.8)	(16.8)	—

EBITDA	67.1	31.1	5.4	(17.7)	85.9
Adjustments	6.5	1.5	0.2	3.0	11.2

Adjusted EBITDA per the Credit Agreement	$73.6	$32.6	$5.6	$(14.7)	$97.1

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Certain of our loan covenant calculations require financial results for the most recent four consecutive fiscal quarters. The following table reconciles EBITDA and Adjusted EBITDA per the Credit Agreement to net income for the periods presented:

	Three Months Ended				Twelve Months Ended
(Dollars in millions) (Unaudited)	June 30, 2009	September 30, 2009	December 31, 2009	March 31, 2010	March 31, 2010

Net income	$12.8	$8.6	$5.3	$8.1	$34.8
Add back:
Income taxes	9.6	4.4	0.1	(1.3)	12.8
Interest expense, net of interest income	46.8	39.3	39.7	34.9	160.7
Depreciation and amortization	42.3	41.6	42.5	43.3	169.7

EBITDA	111.5	93.9	87.6	85.0	378.0
Nonrecurring charges	4.4	5.0	2.0	21.1	32.5
Noncash charges	(1.8)	14.2	(1.3)	12.6	23.7
Advisory services	1.0	0.9	11.4	—	13.3
AFC interest expense	—	—	—	(1.4)	(1.4)
Accounting change	—	—	—	2.8	2.8

Adjusted EBITDA per the Credit Agreement	$115.1	$114.0	$99.7	$120.1	$448.9

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KAR Auction Services, Inc.

Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Share

Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Share

Management believes that due to the revaluation of its assets, and subsequent step up in depreciation and amortization expense that resulted from the 2007 Transactions, as well as stock-based compensation expense incurred in connection with service and exit options tied to the 2007 Transactions, that the Non-GAAP measures of adjusted net income and adjusted net income per share, provide comparability to companies that have not incurred these types of non-cash expenses. In addition, in the first quarter of 2010 we recorded a charge representative of the net premiums payable related to the repurchase of the 10% senior subordinated notes, the write-off of certain unamortized debt issuance costs associated with our 10% senior subordinated notes and certain expenses related to the tender offer.

The following table reconciles adjusted net income and adjusted net income per share to net income and net income per share for the periods presented:

	Three Months Ended March 31,
(In millions, except per share amounts)	2010	2009

Net income (loss)	$8.1	$(3.5)
Loss on extinguishment of debt, net of tax (1)	15.7	—
Stepped up depreciation and amortization expense, net of tax (2)	10.8	12.6
Stock-based compensation expense, net of tax (3)	5.2	0.2

Adjusted net income	$39.8	$9.3

Net income (loss) per share – diluted	$0.06	$(0.03)
Loss on extinguishment of debt, net of tax	0.11	—
Stepped up depreciation and amortization expense, net of tax	0.08	0.12
Stock-based compensation expense, net of tax	0.04	—

Adjusted net income per share	$0.29	$0.09

Weighted average diluted shares	136.0	106.9

(1)	The loss on extinguishment of debt was $25.3 million ($15.7 million net of tax) for the three months ended March 31, 2010.
(2)	Stepped up depreciation and amortization expense was $17.3 million ($10.8 million net of tax) and $20.1 million ($12.6 million net of tax) for the three months ended March 31, 2010 and 2009.
(3)	Stock-based compensation expense was $6.8 million ($5.2 million net of tax) and $0.4 million ($0.2 million net of tax) for the three months ended March 31, 2010 and 2009.

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Quarterly Segment Results

ADESA Results

	Three Months Ended March 31,
(Dollars in millions)	2010	2009
ADESA revenue	$273.6	$288.3
Cost of services*	156.0	169.0

Gross profit*	117.6	119.3
Selling, general and administrative	51.8	52.7
Depreciation and amortization	22.1	24.3

Operating profit	$43.7	$42.3

EBITDA	$65.8	$67.1
Adjustments	4.0	6.5

Adjusted EBITDA	$69.8	$73.6

*	Exclusive of depreciation and amortization

Revenue for ADESA for the first quarter of 2010 decreased $14.7 million, or approximately 5%, to $273.6 million, as compared with $288.3 million in the first quarter of 2009. Gross profit for ADESA decreased $1.7 million, or approximately 1%, to $117.6 million, as compared with $119.3 million in the first quarter of 2009. Gross margin for ADESA was 43.0% for the first quarter of 2010 versus 41.4% in the first quarter of 2009. Adjusted EBITDA for the first quarter of 2010 decreased $3.8 million, or approximately 5%, to $69.8 million, as compared with $73.6 million in the first quarter of 2009. The decrease in revenue was primarily a result of a 10% decrease in the number of vehicles sold offset by a 5% increase in revenue per vehicle sold, both as compared to the first quarter of 2009. In addition to the above factors, a decline in ADESA’s used vehicle conversion percentage, from 71.5% in the first quarter of 2009 to 68.7% in the current quarter, contributed to the year-over-year decline in the company’s first quarter 2010 gross profit and Adjusted EBITDA.

IAAI Results

	Three Months Ended March 31,
(Dollars in millions)	2010	2009
IAAI revenue	$158.8	$138.0
Cost of services*	93.5	91.8

Gross profit*	65.3	46.2
Selling, general and administrative	20.6	15.0
Depreciation and amortization	14.8	15.1

Operating profit	$29.9	$16.1

EBITDA	$45.1	$31.1
Adjustments	3.7	1.5

Adjusted EBITDA	$48.8	$32.6

*	Exclusive of depreciation and amortization

Revenue from IAAI for the first quarter of 2010 increased $20.8 million, or approximately 15%, to $158.8 million, as compared with $138.0 million in the first quarter of 2009. Gross profit at IAAI increased $19.1 million, or approximately 41%, to $65.3 million, as compared with $46.2 million in the first quarter of 2009. Gross margin for IAAI was 41% for the first quarter of 2010 versus 33% in the first quarter of 2009. Adjusted EBITDA for the first quarter of 2010 increased $16.2 million, or approximately 50%, to $48.8 million, as compared with $32.6 million in the first quarter of 2009. The increases in revenue, gross profit and Adjusted EBITDA for the first quarter of 2010 were primarily a result of an increase in average selling price for vehicles sold at auction.

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AFC Results

	Three Months Ended March 31,
(Dollars in millions except volumes and per loan amounts)	2010	2009
AFC revenue	$26.0	$16.2
Cost of services*	6.5	8.1

Gross profit*	19.5	8.1
Selling, general and administrative	3.8	2.7
Depreciation and amortization	6.2	6.2

Operating profit (loss)	$9.5	$(0.8)

EBITDA	$15.7	$5.4
Adjustments	2.0	0.2

Adjusted EBITDA	$17.7	$5.6

Loan transactions	231,495	204,076
Revenue per loan transaction	$113	$80

*	Exclusive of depreciation and amortization

Revenue for AFC for the first quarter of 2010 increased $9.8 million, or approximately 60%, to $26.0 million, as compared with $16.2 million in the first quarter of 2009. Gross profit at AFC increased $11.4 million, or approximately 141%, to $19.5 million, as compared with $8.1 million in the first quarter of 2009. Gross margin for AFC was 75% for the first quarter of 2010 versus 50% in the first quarter of 2009. Adjusted EBITDA for the first quarter of 2010 increased $12.1 million, or approximately 216%, to $17.7 million, as compared with $5.6 million in the first quarter of 2009. The increase in revenue was primarily a result of a 41% increase in revenue per loan transaction and a 13% increase in loan transaction units. As compared to the first quarter of 2009, operating profit for AFC for the first quarter of 2010 was negatively impacted by $2.8 million due to the elimination of gain on sale treatment for securitization income previously used by AFC.

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LIQUIDITY AND CAPITAL RESOURCES

The company believes that the significant indicators of liquidity for its business are cash on hand, cash flow from operations, working capital and amounts available under its credit facility. The company’s principal sources of liquidity consist of cash generated by operations and borrowings under its revolving credit facility.

(Dollars in millions)	March 31, 2010	December 31, 2009	March 31, 2009

Cash and cash equivalents	$228.0	$363.9	$196.5
Restricted cash	10.1	9.3	12.8
Working capital	319.9	299.5	335.9
Amounts available under credit facility*	250.0	250.0	300.0
Cash flow from operations	232.2		44.8

*	KAR Auction Services, Inc. has a $250 million revolving line of credit as part of the company’s $1,865 million Credit Agreement, which was undrawn as of March 31, 2010. There were related outstanding letters of credit totaling approximately $32.7 million, $31.7 million and $29.3 million at March 31, 2010, December 31, 2009 and March 31, 2009, respectively, which reduce the amount available under the senior credit facility.

Non-GAAP Financial Measures

The company provides historical and forward-looking non-GAAP measures, called EBITDA, Adjusted EBITDA, adjusted net income and adjusted net income per share as management believes that these measures provide investors additional meaningful methods to evaluate certain aspects of the company’s results period over period and for the other reasons set forth before the attached tables that reconcile these measures with their respective most comparable financial measure calculated in accordance with GAAP.

Forward-looking non-GAAP guidance excludes stock-based compensation, stepped up depreciation and amortization expense that resulted from the 2007 revaluation of the company’s assets as well as one-time charges associated with the company’s January 2010 extinguishment of debt, net of taxes. Earnings guidance also does not contemplate future items such as business development activities (including acquisitions), strategic developments (such as restructurings or dispositions of assets or investments), significant litigation, and changes in applicable laws and regulations (including significant accounting and tax matters). The timing and amounts of these items are highly variable, difficult to predict, and of a potential size that could have a substantial impact on the company’s reported results for a period. Prospective quantification of these items is generally not practicable.

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